Exhibit 10.1

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of September 2, 2003 (the "Effective Date"), between CURATIVE HEALTH SERVICES CO., a Minnesota corporation (the "Company"), and Anne Bruce ("Executive").

        WHEREAS, the Company wishes to retain Executive as a key employee; and

        WHEREAS, the Company and Executive want the terms and conditions of Executive's employment to be governed by this Agreement;

        WHEREAS, the Company is a wholly owned subsidiary of Curative Health Services, Inc. (formerly Curative Holding Co.), a Minnesota corporation ("Curative Holding");

        NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein contained, intending to be legally bound, the Company and Executive hereby agree as follows:

1.       Employment

         1.1 Employment and Duties. The Company hereby agrees to employ Executive for the Term (as hereinafter defined) as Senior Vice President - Information Systems and Chief Information Officer, subject to the direction of the Chief Executive Officer, and in connection therewith, to perform such duties as she shall reasonably be directed by the Chief Executive Officer to perform. Executive hereby accepts such employment and agrees to render such services. Executive shall perform duties and carry out her responsibilities hereunder in a diligent manner, shall devote her exclusive and full working time, attention and effort to the affairs of the Company and its subsidiaries and affiliates, shall use her best efforts to promote the interests of the Company and its subsidiaries and affiliates, and shall be just and faithful in the performance of her duties and in carrying out her responsibilities.

         1.2 Location. The principal location for performance of Executive's services hereunder shall be at the Company's office in Woodside, California, or at such other location as Executive and the Chief Executive Officer shall agree, subject to reasonable travel requirements during the course of such performance.

2.       Employment Term

         The term of Executive's employment hereunder (the "Term") shall be deemed to commence on the Effective Date and shall end on the first anniversary of the Effective Date, unless sooner terminated as hereinafter provided; provided, however, that the Term shall be automatically renewed and extended for an additional period of one (1) year on the first anniversary unless either party gives a Notice of Termination (as defined below) to the other party prior to the first anniversary.

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3.       Compensation and Benefits

         3.1 Cash Compensation.

             (a) Base Salary. The Company shall pay Executive an annual salary of $200,000.00 payable in bi-weekly installments, in arrears (the "Base Salary"). The Base Salary shall be reviewed annually by Curative Holding's Board of Directors and may be increased, but not decreased (unless mutually agreed upon by Executive and the Company).

             (b) Bonus Plan. Executive shall be entitled to participate in the Company's Annual Corporate Bonus Plan, in accordance with and subject to the terms and provisions thereof.

         3.2 Participation in Benefit Plans. Executive shall be entitled to participate in all employee benefit plans or programs of the Company and Curative Holding to the extent that her position, title, tenure, salary, active employment status and other qualifications make her eligible to participate. Neither the Company nor Curative Holding guarantees the continuance of any particular employee benefit plan or program during the Term, and Executive's participation in any such plan or program shall be subject to all terms, provisions, rules and regulations applicable thereto. Executive will be entitled to twenty (20) days of vacation per year, to be used in accordance with the Company's vacation policy for senior executives as it may change from time to time. For the Benefit Period, if any, (as hereinafter defined), the Company will arrange to provide Executive with welfare benefits (including life and health insurance benefits) of substantially similar design and cost to Executive as the welfare benefits and other employee benefits available to Executive prior to Executive's or the Company's, as the case may be, receipt of a Notice of Termination (as hereinafter defined). In the event that Executive shall obtain full-time employment providing welfare benefits during the Benefit Period, such benefits as otherwise receivable hereunder by Executive shall be discontinued.

         3.3 Expenses. The Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by her in the performance of her duties under this Agreement. Executive shall keep detailed and accurate records of expenses incurred in connection with the performance of her duties hereunder and reimbursement therefor shall be in accordance with policies and procedures to be established from time to time by the Board.

         3.4 Automobile Expenses. During the Term and in accordance with the Company's automobile policy, Executive shall be reimbursed by the Company for the monthly lease expense for an automobile leased in the name of the Executive, in an aggregate amount not to exceed $500.00 per month.

4.       Termination of Employment

         4.1 Definitions

             (a) "Benefit Period" shall mean (i) the six (6) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(a), or
(ii) the twelve (12) month period commencing on the Date of Termination which occurs in connection with a termination of employment described in the first sentence of Section 4.5(b).

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             (b)  "Cause" shall mean any of the following:

                  (i)   any act or failure to act (or series or
combination thereof) by Executive done with the intent to harm in any material respect the interests of the Company, its subsidiaries or affiliates;

                  (ii)  the commission by Executive of a felony;

                  (iii) the perpetration by Executive of a dishonest act or common law fraud against the Company, or any subsidiary or affiliate thereof;

                  (iv) a grossly negligent act or failure to act (or series or combination thereof) by Executive detrimental in any material respect to the interests of the Company, its subsidiaries or affiliates;

                  (v)   the material breach by Executive of her
agreements or obligations under this Agreement; or

                  (vi) the continued refusal to follow the directives of the Chief Executive Officer or Board of Directors that are consistent with Executive's duties and responsibilities identified in Section 1.1 hereof.

             (c)  A "Change of Control" shall mean any of the following:

                  (i) a sale of all or substantially all of the assets of Curative Holding;

                  (ii)  the acquisition of more than fifty percent
(50%) of the Common Stock of Curative Holding (with all classes or series thereof treated as a single class) by any person or group of persons, except a Permitted Shareholder (as hereinafter defined), acting in concert. A "Permitted Shareholder" means a holder, as of the date the Plan was adopted by Curative Holding, of Common Stock;

                  (iii) a reorganization of Curative Holding wherein the holders of Common Stock of Curative Holding receive stock in another company (other than a subsidiary of Curative Holding), a merger of Curative Holding with another company wherein there is a fifty percent (50%) or greater change in the ownership of the Common Stock of Curative Holding as a result of such merger, or any other transaction in which Curative Holding (other than as the parent corporation) is consolidated for federal income tax purposes or is eligible to be consolidated for federal income tax purposes with another corporation;

                  (iv) in the event that the Common Stock is traded on an established securities market, a public announcement that any person has acquired or has the right to acquire beneficial ownership of more than fifty percent (50%) of the then-outstanding Common Stock and for this purpose the terms "person" and "beneficial ownership" shall have the meanings provided in
Section 13(d) of the Securities and Exchange Act of 1934 or related rules promulgated by the Securities and Exchange Commission, or the commencement of or public announcement of an intention to make a tender offer or exchange offer for more than fifty percent (50%) of the then outstanding Common Stock;

                  (v) a majority of the Board of Directors is not comprised of Continuing Directors. A "Continuing
Director" means a director recommended by the Board of Directors of Curative Holding for election as a director of Curative Holding by the stockholders; or

                  (vi) the Board of Directors of Curative Holding, in its sole and absolute discretion, determines that there has been a sufficient change in the share ownership of Curative Holding to constitute a change of effective ownership or control of Curative Holding.

             (d) "Good Reason" shall mean, within the twelve (12) month period immediately following a Change of Control, the occurrence of any one or more of the following events:

                  (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, title, and reporting requirements), authority, duties or other responsibilities as in effect immediately prior to the Change of Control or any other action of the Company that results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action that is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (ii) a reduction by the Company in Executive's Base Salary as in effect on the date hereof and as the same shall be increased from time to time hereafter;

                  (iii) the Company's requiring Executive to be based at a location in excess of fifty (50) miles from the location of Executive's principal office immediately prior to the Change of Control;

                  (iv) the failure by the Company to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which Executive was participating at the time of the Change of Control or
(b) provide Executive with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change of Control (or as in effect following the Change of Control, if greater);

                  (v)   the failure of the Company to obtain a
satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement; and

                  (vi) any purported termination by the Company of Executive's employment that is not effected pursuant to a Notice of Termination (as defined below).

             (e) "Date of Termination" shall mean the date specified in the Notice of Termination (as hereinafter defined) (except in the case of Executive's death, in which case Date of Termination shall be the date of death); provided, however, that if Executive's employment is terminated by the Company other than for Cause, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive and if Executive's employment is terminated by Executive for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.

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             (f)  "Notice of Termination" shall mean a written notice either from the Company to Executive, or Executive to the Company, that indicates
Section 2 or the specific provision of Section 4 of this Agreement relied upon as the reason for such termination or nonrenewal, the Date of Termination, and, in reasonable detail, the facts and circumstances claimed to provide a basis for termination or nonrenewal pursuant to Section 2 or this Section 4 of this Agreement.

         4.2 Termination Upon Death or Disability. This Agreement, and Executive's employment hereunder, shall terminate automatically and without the necessity of any action on the part of the Company upon the death of Executive. In addition, if at any time during the Term Executive shall become physically or mentally disabled, whether totally or partially, so that she is unable substantially to perform her duties and services hereunder for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating six (6) months during any twelve (12) month period, the Company may at any time after the last day of the sixth consecutive month of disability or the day on which the shorter periods of disability shall have equalled an aggregate of six (6) months, by written notice to Executive (but before Executive has recovered from such disability), terminate this Agreement and Executive's employment hereunder.

         4.3 Company's and Executive's Right to Terminate-Prior to Change of Control. Prior to a Change of Control, this Agreement and Executive's employment hereunder may be terminated at any time by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and by Executive, at any time, upon thirty (30) days prior written notice to the Company. Any termination of Executive's employment by the Company without Cause prior to a Change of Control that occurs at the request or insistence of any person (other than the Company) relating to such Change of Control shall be deemed to have occurred after the Change of Control for the purposes of this Agreement.

         4.4 Company's and Executive's Right to Terminate-Following a Change of Control. Following a Change of Control, this Agreement and Executive's employment hereunder may be terminated at any time (i) by the Company, with or without Cause, upon thirty (30) days prior written notice to Executive, and (ii) by Executive for Good Reason upon thirty (30) days prior written notice to the Company. Executive's right to terminate his employment pursuant to this Section
4.4 shall not be affected by incapacity due to physical or mental illness. Executive's continued employment following a Change of Control shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

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         4.5 Compensation Upon Termination.

             (a) Termination Prior to Change of Control. In the event the Company terminates (or elects not to renew) this Agreement without Cause, and such termination (or nonrenewal) without Cause occurs prior to any Change of Control, Executive shall be entitled to receive her Base Salary through the Date of Termination, the welfare benefits described in Section 3.2 for the Benefit Period, and not later than thirty (30) days after the Date of Termination, a lump sum severance payment equal to the sum of six (6) month's of EMPLOYEE's then current Base Salary plus a pro-rated bonus based on Executive's performance in the fiscal year in which the Date of Termination occurs. In addition, to the extent not otherwise required under Curative Holding's Stock Option Plan or any award agreement with Executive, any unvested stock option awards theretofore awarded to Executive which would otherwise vest and become exercisable during the twelve (12) month period commencing on the Date of Termination shall vest and become exercisable on the Date of Termination. In the event this Agreement is terminated (or not renewed) for any reason other than by the Company without Cause, and such termination (or nonrenewal) occurs prior to a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through such Date of Termination.

             (b) Termination Following Change of Control. If this Agreement is terminated (or not renewed) (i) by the Company without Cause, or (ii) by Executive for Good Reason during the twelve (12) month period immediately following a Change of Control, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall be entitled to receive her full Base Salary through the Date of Termination, the welfare benefits described in
Section 3.2 for the Benefit Period and, not later than thirty (30) days after the Date of Termination, a lump sum severance payment equal to the sum of Executive's then current Base Salary plus a pro-rated bonus based on Executive's performance in the fiscal year in which the Date of Termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan or any award agreement with Executive, any unvested stock option awards theretofore awarded to Executive shall vest and become immediately exercisable in full. In the event this Agreement is terminated (or not renewed) for any reason other than (i) by the Company without Cause, or (ii) by Executive for Good Reason, and such termination (or nonrenewal) occurs following a Change of Control, Executive shall not be entitled to the continuation of any compensation, bonuses or benefits provided hereunder, or any other payments following the Date of Termination, other than Base Salary earned through the Date of Termination.

             (c) At Executive's option to be exercised by written notice to the Company, the severance benefits payable under this Section 4.5 shall be paid in accordance with the Company's normal payroll procedures over the six (6) or twelve (12) month period, as the case may be, corresponding to the amount of the payments instead of in a lump sum.

             (d) Anything to the contrary contained herein notwithstanding, as a condition to Executive receiving severance benefits to be paid pursuant to this Section 4.5, Executive shall execute and deliver to the Company a general release in form and substance reasonably satisfactory to the Company releasing the Company, its subsidiaries and affiliates, and their officers, directors, employees and agents from all liabilities, claims and obligations of any nature whatsoever, excepting only the Company's or Curative Holding's, as applicable, obligations under this Agreement, under any Stock Option Agreements, and under any other employee benefit plans or programs in which Executive participates under Section 3.2 hereof, subject to all terms and conditions of such plans or programs and this Agreement.

             (e) Anything to the contrary contained herein notwithstanding, in the event that any payment or benefit received or to be received by Executive in connection with a Change in Control of the Company or termination of Executive's employment (whether payable pursuant to the terms of this Agreement or any other plan, contract, agreement or arrangement with the Company, with any person whose actions result in a Change in Control of the Company or with any person constituting a member of an "affiliated group" as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the "Code"), with the Company or with any person whose actions result in a Change in Control of the Company (collectively, the "Total Payments") would not be deductible (in whole or in part) by the Company or such other person making such payment or providing such benefit solely as a result of Section 280G of the Code, the amount payable to Executive pursuant to this Section 4.5 shall be reduced until no portion of the Total Payments is not deductible solely as a result of Section 280G of the Code or such amount payable to Executive pursuant to Section 4.5 is reduced to zero. For purposes of this limitation, (a) no portion of the Total Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the amount pursuant to Section
4.5 shall be taken into account; (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and reasonably acceptable to Executive does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code; (c) the payment pursuant to Section 4.5 shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in the immediately preceding clause (b)) in their entirety constitute reasonable compensation within the meaning of
Section 280G(b)(4)(B) of the Code, in the opinion of the tax counsel referred to in the immediately preceding clause (b); and (d) the value of any other non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by the Company's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

5.       Employment Covenants

         5.1 Trade Secrets and Confidential Information. Executive agrees that she shall, during the course of her employment and thereafter, hold inviolate and keep secret all documents, materials, knowledge or other confidential business or technical information of any nature whatsoever disclosed to or developed by her or to which she had access as a result of his employment (hereinafter referred to as "Confidential Information"). Such Confidential Information shall include technical and business information, including, but not limited to, inventions, research and development, engineering, products, designs, manufacture, methods, systems, improvements, trade secrets, formulas, processes, marketing, merchandising, selling, licensing, servicing, customer lists, records or financial information, manuals or Curative Holding strategy concerning its business, strategy or policies. Executive agrees that all Confidential Information shall remain the sole and absolute property of the Company. During the course of her employment, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity, except for the purpose of conducting business on behalf of the Company. Following the Term, Executive shall not use, disclose, disseminate, publish, reproduce or otherwise make available such Confidential Information to any person, firm, corporation or other entity. Upon termination of her employment with the Company, Executive will leave with or deliver to the Company all records and any compositions, articles, devices, equipment and other items which disclose or embody Confidential Information including all copies or specimens thereof, whether prepared by her or by others. The foregoing restrictions on disclosure of Confidential Information shall apply so long as the information has not properly come into the public domain through no action of Executive.

         5.2 Transfer of Inventions. Executive, for herself and her heirs and representatives, will promptly communicate and disclose to the Company, and upon request will, without additional compensation, execute all papers reasonably necessary to assign to the Company or the Company's nominees, free of encumbrance or restrictions, all inventions, discoveries, improvements, whether patentable or not, conceived or originated by Executive solely or jointly with others, at the Company's expense or at the Company's facilities, or at the Company's request, or in the course of her employment, or based on knowledge or information obtained during the Term. All such assignments shall include the patent rights in this and all foreign countries. Notwithstanding the foregoing, this Section 5.2 shall not apply to any invention for which no equipment, supplies, facilities or trade secret information of the Company, its subsidiaries or its affiliates was used and which was developed entirely on Executive's own time and (a) that does not relate (1) directly to the business of the Company, its subsidiaries or its affiliates or (2) to the Company's or a subsidiary or affiliate of the Company's actual or demonstrably anticipated research or development, or (b) that does not result from any work performed by Executive for the Company, its subsidiaries or its affiliates.

         5.3 Exclusivity of Employment. During the Term, Executive shall not directly or indirectly engage in any activity competitive with or adverse to the Company's business or welfare or render a material level of services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise.

         5.4 Covenant Not to Compete. Executive agrees to be bound and abide by the following covenant not to compete:

             (a) Term and Scope. During her employment with the Company and for a period of two (2) years after the Term, Executive will not render to any Conflicting Organization (as hereinafter defined), services, directly or indirectly, anywhere in the world in connection with any Conflicting Product, except that Executive may accept employment with a large Conflicting Organization whose business is diversified (and which has separate and distinct divisions) if Executive first certifies to the Board of Directors in writing that she has provided a copy of Section 5 of this Agreement to such prospective employer, that such prospective employer is a separate and distinct division of the Conflicting Organization and that Executive will not render services directly or indirectly in respect of any Conflicting Product (as hereinafter defined). Such two-year time period shall be tolled during any period that Executive is engaged in activity in violation of this covenant.

             (b) Judicial Action. Executive and the Company agree that, if the period of time or the scope of the restrictive covenant not to compete contained in this Section 5.4 shall be adjudged unreasonable in any court proceeding, then the period of time and/or scope shall be reduced accordingly, so that this covenant may be enforced in such scope and during such period of time as is judged by the court to be reasonable. In the event of a breach or violation of this Section 5.4 by Executive, the parties agree than in addition to all other remedies, the Company shall be entitled to equitable relief for specific performance, and Executive hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the covenants contained herein.

             (c) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Conflicting Product" means any product, method or process, system or service of any person or organization other than the Company which is related to the areas of disease management, wound care or specialty pharmaceutical services, or the provision or sale of data in respect thereof, that is the same as or similar to or competes with a product, method or process, system or service of or provided by the Company or any of its subsidiaries or affiliates in existence or under development at the time Executive's employment with the Company terminates or about which Executive acquires Confidential Information.

                  "Conflicting Organization" means any person or organization which is engaged in disease management, wound care or specialty pharmaceutical services, or the provision or sale of data in respect thereof, and which is, or about to become engaged in, research on or development, production, marketing, licensing, selling or servicing of a Conflicting Product.

         5.5 Disclosure to Prospective Employers. Executive will disclose to any prospective employer, prior to accepting employment, the existence of Section 5 of this Agreement. The obligation imposed by this Section 5.5 shall terminate two (2) years after termination of Executive's employment with the Company; provided, however, the running of such two-year period shall be tolled to the extent the covenant not to compete contained in Section 5.4(a) hereof is tolled.

         5.6 Non-Solicitation and Noninterference. For one (1) year after termination of employment with the Company or its subsidiaries or affiliates for any reason, the Executive shall not, directly or indirectly, on behalf of Executive or on behalf of any third person, firm or corporation, as an agent or otherwise:

             (a) induce or attempt to induce any employee of the Company or its subsidiaries or affiliates (as of the date of termination) or any person who, as of the date of termination, was in the process of being recruited by the Company or its subsidiaries or affiliates, to terminate or otherwise alter such employee's employment with the Company or its subsidiaries or affiliates, or in any way interfere adversely with the relationship between any such employee and the Company or its subsidiaries or affiliates;

             (b) induce or attempt to induce any employee of the Company or its subsidiaries or affiliates to supply confidential business information or trade secrets of the Company or its subsidiaries or affiliates to any third person, firm or corporation;

             (c) contact or attempt to contact any customer, supplier, licensee, licensor, referral source or other business relation of the Company or its subsidiaries or affiliates for whom Executive directly performed any services or with whom the Executive had any direct business contact for the purpose of soliciting business from or inducing such customer, supplier, licensee, licensor, referral source or other business relation to acquire any product or service, offered by the Company or its subsidiaries or affiliates, from any entity other than the Company or its subsidiaries or affiliates, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor, referral source or other business relation and the Company or its subsidiaries or affiliates;

             (d) contact or attempt to contact any actual or prospective customer, supplier, licensee, licensor, referral source or other business relation of the Company or its subsidiaries or affiliates, whose identity or other specific information Executive discovered or gained access to as a result of Executive's access to the Company's or its subsidiaries or affiliates Confidential Information, for the purpose of soliciting or inducing any such customer, supplier, licensee, licensor, referral source or other business relation to acquire any product or service, offered by the Company or its subsidiaries or affiliates, from any entity other than the Company or its subsidiaries or affiliates, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor, referral source or other business relation and the Company or its subsidiaries or affiliates; or

             (e) utilize the Company's or its subsidiaries or affiliates Confidential Information to solicit, influence or encourage any actual or prospective customer, supplier, licensee, licensor, referral source or other business relation of the Company or its subsidiaries or affiliates to divert or direct business to Executive or any other person, association or entity, by or with which Executive is employed, associated, affiliated, or otherwise related, to the exclusion or detriment of Executive.

         5.7 Indirect Activity Precluded. Executive agrees that, for one (1) year after termination of employment with the Company for any reason, Executive will not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 5 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that Executive will not, directly or indirectly, induce any employee of the Company or its subsidiaries or affiliates to carry out, directly or indirectly, any such activity.

6.       Miscellaneous

         6.1 Notices. Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal or non-delivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth below, or at such other address as may be designated in a notice delivered or mailed as herein provided.


         To Company:       Curative Health Services, Co.
                           c/o Curative Health Services, Inc.
                           150 Motor Parkway, 4th Floor
                           Hauppauge, NY  11788
                           Attention:  Nancy F. Lanis, Executive Vice President,
                              General Counsel and Secretary

         Executive:        Anne Bruce
                           413 Anita Street
                           Redondo Beach, CA  90278


         6.2 Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provision hereof.

         6.3 Modifications; Waiver. No modification of any provision of this Agreement or waiver of any right or remedy herein provided shall be effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         6.4 Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all other agreements, oral or written, heretofore made with respect thereto, including without limitation, the employment agreement dated February 24, 2003.

         6.5 Severability. Any provision of this Agreement prohibited by or unlawful or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be ineffective without affecting any other provision hereof. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived, to the end that this Employment Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms.

         6.6 Controlling Law. This Agreement has been entered into by the parties in the State of New York and shall be continued and enforced in accordance with the laws of that State.

         6.7 Assignments. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder to any entity that controls the Company, that the Company controls, is under common control with the Company or that may be the result of the merger, consolidation, acquisition or reorganization of the Company and another entity. Executive agrees that this Agreement is personal to her and her rights and interest hereunder may not be assigned, nor may her obligations and duties hereunder be delegated (except as to delegation in the normal course of operation of the Company), and any attempted assignment or delegation in violation of this provision shall be void.

         6.8 Attorney Fees. In the event of litigation between the parties, to enforce their respective rights under this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party reimbursement of the prevailing party's reasonable attorney's fees and costs at all levels of trial and appeal.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

                           CURATIVE HEALTH SERVICES, CO.


                           By:      /s/ John Prior
                                        ------------------
                                        Name:  John Prior
                                        Title:  President


                                    /s/ Anne Bruce
                                        ------------------
                                        Executive